================================================================================

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                                     (AS PERMITTED BY RULE 14A-6(e)(2))
/X/  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            R. G. BARRY CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ /  $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:__________________________

     (2) Aggregate number of securities to which transaction applies:_____________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):_______________________________

     (4) Proposed maximum aggregate value of transaction:_________________________________________

     (5) Total fee paid:__________________________________________________________________________

/X/  Fee paid previously with preliminary materials.

/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:__________________________________________________________________

     (2) Form, Schedule or Registration Statement No.:____________________________________________

     (3) Filing Party:____________________________________________________________________________

     (4) Date Filed:______________________________________________________________________________

================================================================================

                         [R. G. BARRY CORPORATION LOGO]

                            R. G. BARRY CORPORATION
                           13405 YARMOUTH ROAD, N.W.
                            PICKERINGTON, OHIO 43147


                                 April 5, 1995


DEAR FELLOW SHAREHOLDERS:

     You are cordially invited to attend the 1995 Annual Meeting of Shareholders (the "Annual Meeting") of R. G. Barry Corporation (the "Company"), which will be held at 2:30 p.m., local time, on Wednesday, May 10, 1995, at the Company's executive offices located at 13405 Yarmouth Road, N.W., Pickerington, Ohio 43147.

     The formal Notice of Annual Meeting of Shareholders and Proxy Statement are enclosed. This year you are being asked to elect three directors, to approve an amendment to the Company's Articles of Incorporation to increase the authorized number of common shares of the Company from 7,500,000 to 15,000,000 common shares and to ratify the selection of accountants.

     Your Board of Directors believes that these proposals are in the best interest of the Company and all its shareholders and recommends that you vote "FOR" each proposal. The proposals and the reasons for our recommendation are set forth in the accompanying Proxy Statement, which you are asked to read at your earliest convenience.

     Whether or not you plan to attend the Annual Meeting and regardless of the number of common shares of the Company you own, it is important that your common shares be represented and voted at the Annual Meeting. Accordingly, after reading the enclosed Proxy Statement, please complete, sign and date the enclosed proxy card and mail it promptly in the reply envelope provided for your convenience.

     Thank you for your continued support.

                                          Very truly yours,


                                          /s/ Gordon Zacks


                                          Gordon Zacks
                                          Chairman of the Board, President
                                            and Chief Executive Officer

                        [R. G. BARRY CORPORATION LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            R. G. BARRY CORPORATION
                           13405 YARMOUTH ROAD, N.W.
                            PICKERINGTON, OHIO 43147

                                                              Pickerington, Ohio

                                                                   April 5, 1995


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of R. G. Barry Corporation (the "Company") will be held at the executive offices of the Company at 13405 Yarmouth Road, N.W., Pickerington, Ohio 43147, on Wednesday, May 10, 1995, at 2:30 p.m., local time, for the following purposes:

     1. To elect three directors to serve for terms of three years each.

     2. To consider and vote upon a proposal to adopt an amendment to Paragraph I of Article FOURTH of the Company's Articles of Incorporation which would increase the authorized number of common shares, $1.00 par value, of the Company from 7,500,000 to 15,000,000 common shares.

     3. To consider and vote upon a proposal to ratify the selection of KPMG Peat Marwick LLP as independent public accountants for the Company for 1995.

     4. To transact such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

     Shareholders of record at the close of business on March 15, 1995, will be entitled to receive notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof.

     You are cordially invited to attend the Annual Meeting. The vote of each shareholder is important, whatever the number of common shares held. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy promptly in the enclosed envelope. Should you attend the Annual Meeting, you may revoke your proxy and vote in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.
                                          By Order of the Board of Directors,


                                          /s/ Gordon Zacks


                                          Gordon Zacks
                                          Chairman of the Board, President
                                            and Chief Executive Officer

                            R. G. BARRY CORPORATION
                           13405 YARMOUTH ROAD, N.W.
                            PICKERINGTON, OHIO 43147
                                 (614) 864-6400

                                PROXY STATEMENT


     This Proxy Statement and the accompanying proxy are being mailed to shareholders of R. G. Barry Corporation, an Ohio corporation (the "Company"), on or about April 5, 1995, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") on Wednesday, May 10, 1995, or at any adjournment or adjournments thereof. The Annual Meeting will be held at 2:30 p.m., local time, at the Company's executive offices at 13405 Yarmouth Road, N.W., Pickerington, Ohio. The facility is located east of Columbus, Ohio, immediately south of the intersection of Interstate 70 and State Route 256.


     A proxy for use at the Annual Meeting accompanies this Proxy Statement and is solicited by the Board of Directors of the Company. A shareholder of the Company may use his proxy if he is unable to attend the Annual Meeting in person or wishes to have his common shares of the Company voted by proxy even if he does attend the Annual Meeting. Without affecting any vote previously taken, any shareholder executing a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company, at the address of the Company set forth on the cover page of this Proxy Statement, written notice of such revocation; by executing a later-dated proxy which is received by the Company prior to the Annual Meeting; or by attending the Annual Meeting and giving notice of such revocation in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

     The Company will bear the costs of preparing and mailing this Proxy Statement, the accompanying proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors. The Company has engaged D. F. King & Co., Inc. to assist in the solicitation of proxies from shareholders at a fee of not more than $4,000 plus reimbursement of reasonable out-of-pocket expenses. In addition, proxies may be solicited, for no additional compensation, by officers, directors or employees of the Company by further mailing, by telephone or by personal contact. The Company will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of common shares of the Company not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of such common shares.

     The Annual Report to the Shareholders of the Company for the fiscal year ended December 31, 1994 (the "1994 fiscal year") is enclosed herewith.

                            VOTING AT ANNUAL MEETING


     Only shareholders of the Company of record at the close of business on March 15, 1995, are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. At the close of business on March 15, 1995, 5,544,847 common shares were outstanding and entitled to vote. Each common share of the Company entitles the holder thereof to one vote on each matter to be submitted to shareholders at the Annual Meeting. A quorum for the Annual Meeting is a majority of the outstanding common shares.


     Under the rules of the Securities and Exchange Commission (the "SEC"), boxes are provided on the form of proxy for shareholders to mark if they wish either to abstain on a proposal presented for shareholder approval or to withhold authority to vote for one or more nominees for election as a director of the Company. Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors. Abstentions are counted as present for quorum purposes; however, the effect of an abstention on the proposals to adopt the proposed amendment to Paragraph I of the Article

FOURTH of the Company's Articles of Incorporation and to ratify the selection of KPMG Peat Marwick LLP is the same as a "no" vote.

     The election of directors and the proposal to ratify the selection of KPMG Peat Marwick LLP are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions by the tenth day before the Annual Meeting. However, the proposal to adopt the proposed amendment to Paragraph I of Article FOURTH of the Company's Articles of Incorporation is "non-discretionary," and brokers who have received no instructions from their clients do not have discretion to vote on this item. Such "broker non-votes" will not be considered as votes entitled to be cast in determining the outcome of the proposal to adopt the proposed amendment to Paragraph I of Article FOURTH of the Company's Articles of Incorporation.

                                SHARE OWNERSHIP

     The following table sets forth certain information with respect to those persons known to the Company to be the beneficial owners of more than five percent (5%) of the outstanding common shares of the Company as of March 15, 1995 (unless otherwise indicated):


                                              AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                  -----------------------------------------------------------------
                                  SOLE VOTING
                                      AND            SOLE           SOLE                    PERCENT
       NAME AND ADDRESS           INVESTMENT        VOTING       INVESTMENT                   OF
     OF BENEFICIAL OWNER             POWER        POWER ONLY     POWER ONLY      TOTAL      CLASS(1)
- ------------------------------    -----------     ----------     ----------     -------     -------
Gordon Zacks                        289,545(2)      325,273(3)(4)        --     614,818      11.0%
140 N. Parkview Ave.
Columbus, OH 43209
Florence Zacks Melton                22,130              --        268,276(3)   290,406       5.2%
1000 Urlin Avenue
Columbus, OH 43212
Dimensional Fund                    194,032(5)           --        130,132(5)   324,164(5)    5.8%
  Advisors Inc.
1299 Ocean Avenue
Suite 650
Santa Monica, CA 90401

- ---------------

(1) The percent of class is based upon the sum of 5,544,847 common shares outstanding on March 15, 1995 and the number of common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of stock options exercisable within 60 days of March 15, 1995.

(2) Includes 82,758 common shares deposited in the Zacks Voting Trust (the "Voting Trust") by Mr. Zacks of which he is the beneficial owner (see Note
    (3) below), 178,454 common shares held of record by Mr. Zacks, and 28,333 common shares as to which Mr. Zacks has the right to acquire beneficial ownership upon the exercise of stock options exercisable within 60 days of March 15, 1995. Excludes 8,981 common shares held of record and owned beneficially by the spouse of Mr. Zacks as to which Mr. Zacks disclaims beneficial ownership.

(3) Gordon Zacks is the voting trustee of the Voting Trust and exercises sole voting power as to the 351,034 common shares deposited in the Voting Trust. The beneficial owners of common shares deposited in the Voting Trust retain investment power with respect to such common shares (subject to certain limitations on the right to remove common shares from the Voting Trust). As indicated in Note (2), Mr. Zacks is the beneficial owner of 82,758 of the common shares deposited in the Voting Trust. The number of common shares shown for Mr. Zacks under the heading "Sole Voting Power Only" includes 268,276 common shares deposited in the Voting Trust by Mr. Zacks' mother, Florence Zacks Melton, as Trustee under a trust established by the will of Aaron Zacks, deceased. The number of common shares shown for Mrs. Melton under the heading "Sole Investment Power Only" includes these 268,276 common shares. Mr. Zacks is a remainder beneficiary of the trust created by that will. The Voting Trust (which was originally adopted as the "Zacks-Streim Voting Trust" on October 29, 1974) provides that its term may extend as long as 21 years.

(4) Includes 56,997 common shares held for Mr. Zacks' account by the trustee for the R. G. Barry Corporation Employee Stock Ownership Plan. Mr. Zacks has voting power with respect to these common shares.

(5) Based on information contained in filings with the SEC (the latest of which is dated January 30, 1995), Dimensional Fund Advisors Inc., a registered investment adviser ("Dimensional"), is deemed to have beneficial ownership of 324,164 common shares as of December 31, 1994, all of which common shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company (the "Fund"), or in series of The DFA Investment Trust Company, a Delaware business trust (the "Trust"), or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such common shares. Those filings with the SEC also indicate that persons who are officers of Dimensional also serve as officers of the Fund and the Trust. In their capacities as officers of the Fund and the Trust, these persons vote 116,266 of such common shares which are owned by the Fund and 13,866 of such common shares which are owned by the Trust.

     The following table sets forth certain information with respect to the Company's common shares beneficially owned by each of the directors, including those persons nominated for re-election as directors, of the Company, by each of the executive officers of the Company named in the Summary Compensation Table and by all executive officers and directors of the Company as a group as of March 15, 1995:


                                                 AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                             ----------------------------------------------------
                                                         COMMON SHARES WHICH
                                                         CAN BE ACQUIRED UPON
                                              COMMON       THE EXERCISE OF
                                              SHARES           OPTIONS                    PERCENT
                                             PRESENTLY    EXERCISABLE WITHIN                OF
                   NAME                        HELD            60 DAYS           TOTAL    CLASS(2)
- -------------------------------------------  ---------   --------------------   -------   -------
Gordon Zacks (3)...........................   586,485(4)         28,333         614,818     11.0%
Leopold Abraham II.........................     2,660                 0           2,660         (5)
Philip G. Barach...........................    48,333                 0          48,333         (5)
Richard L. Burrell (3).....................    28,860            14,665          43,525         (5)
Christian Galvis (3).......................     8,698(6)         33,332          42,030         (5)
William Giovanello.........................       400                 0             400         (5)
Harvey M. Krueger..........................    13,333                 0          13,333         (5)
Charles E. Ostrander (3)...................     9,756            53,365          63,121      1.1%
Edward M. Stan.............................    22,844(7)              0          22,844         (5)
Daniel D. Viren (3)........................     9,363             6,666          16,029         (5)
All directors and executive officers as a
  group
  (numbering 11)...........................   732,972           140,360         873,332     15.4%

- ---------------

(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table.

(2) See Note (1) to preceding table.

(3) Executive officer of the Company named in the Summary Compensation Table.

(4) See preceding table and Notes (2) through (4) thereto.

(5) Represents ownership of less than 1% of the outstanding common shares of the Company.

(6) Excludes 344 common shares held of record and owned beneficially by Mr. Galvis' spouse as to which he exercises no voting or investment power and disclaims beneficial ownership.

(7) Excludes 2,000 common shares held of record and owned beneficially by Mr. Stan's spouse as to which he exercises no voting or investment power and disclaims beneficial ownership.


                             ELECTION OF DIRECTORS

                               (ITEM 1 ON PROXY)

     In accordance with Article SIXTH of the Articles of Incorporation of the Company, three directors are to be elected at the Annual Meeting for terms of three years each and until their respective successors are elected and qualified. It is the intention of the persons named in the accompanying proxy to vote the common shares represented by the proxies received pursuant to this solicitation for the nominees named below who have been designated by the Board of Directors, unless otherwise instructed on the proxy. Under Ohio law and the Company's Regulations, the three nominees receiving the greatest number of votes will be elected as directors.

     The following table gives certain information concerning each nominee for re-election as a director of the Company. Unless otherwise indicated, each person has held his principal occupation for more than five years.


                                                                          DIRECTOR OF    NOMINEE
                                          POSITION(S) HELD                THE COMPANY    FOR TERM
                                        WITH THE COMPANY AND              CONTINUOUSLY   EXPIRING
       NOMINEE         AGE             PRINCIPAL OCCUPATION(S)               SINCE          IN
- ---------------------  ---    -----------------------------------------   -----------   ----------
Edward M. Stan.......  70     President, Edward M. Stan & Associated         1971          1995
                                Companies, Columbus, Ohio, marketing
                                consultants; President, Kinetic
                                Ventures, Inc., Pickerington, Ohio,
                                management and sales of real property,
                                from 1990 to 1991.
Richard L. Burrell...  62     Senior Vice President--Finance since           1984          1995
                              1992, Treasurer and Secretary since 1976,
                                and Vice President--Finance from 1976
                                to 1992, of the Company.
Philip G. Barach.....  64     Private Investor; Chairman of the Board        1991          1995
                              from 1968 to 1993, and Chief Executive
                                Officer and President from 1968 to
                                1990, of U.S. Shoe Corporation,
                                Cincinnati, Ohio, shoe manufacturer.(1)

- ---------------

(1) Mr. Barach is also a director of Union Central Life Insurance Company, Chaus, Inc. and Glimcher Realty REIT.

     While it is contemplated that all nominees will stand for re-election, if one or more of the nominees at the time of the Annual Meeting should be unavailable or unable to serve as a candidate for re-election as a director of the Company, the proxies reserve full discretion to vote the common shares represented by the proxies for the re-election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board of Directors. The Board of Directors knows of no reason why any of the above-mentioned persons will be unavailable or unable to serve if re-elected to the Board.



     The following table gives certain information concerning the current directors whose terms will continue after the Annual Meeting. Unless otherwise indicated, each person has held his principal occupation for more than five years.


                                                                          DIRECTOR OF
                                           POSITION(S) HELD               THE COMPANY
                                         WITH THE COMPANY AND             CONTINUOUSLY     TERM
         NAME           AGE            PRINCIPAL OCCUPATION(S)               SINCE      EXPIRES IN
- ----------------------  ---    ----------------------------------------   -----------   ----------
Gordon Zacks..........  62     Chairman of the Board, Chief Executive        1959          1996
                                 Officer and, since 1992, President of
                                 the Company.
Christian Galvis......  53     Executive Vice President--Operations          1992          1996
                               since 1992, and Vice
                                 President--Operations from 1991 to
                                 1992, of the Company; Executive Vice
                                 President--Manufacturing of Work Wear
                                 Corporation, Greensboro, North
                                 Carolina, apparel manufacturers, from
                                 1990 to 1991.
Charles E.                                                                   1992          1996
  Ostrander...........  46     Executive Vice President--Sales &
                               Marketing since 1992, Vice
                                 President--Sales & Marketing from 1990
                                 to 1992, of the Company.
Harvey M. Krueger.....  65     Senior Managing Director, Lehman              1980          1997
                               Brothers, Inc., New York, New York,
                                 investment bankers.(1)
William Giovanello....  75     President of Retail Requisites,               1985          1997
                               Columbus, Ohio, retail consultants.
Leopold Abraham II....  67     Chairman and Chief Executive Officer of       1993          1997
                                 Associated Merchandising Corporation,
                                 a retail merchandising and sourcing
                                 company, from 1977 until his
                                 retirement in 1993.(2)

- ---------------

(1) Mr. Krueger is also a director of Automatic Data Processing, Inc., Club Med, Inc., IVAX Corporation and Chaus, Inc.

(2) Mr. Abraham is also a director of Liz Claiborne and Galey & Lord, Inc. and a Trustee of the Smith Barney Shearson Income Funds and the Smith Barney Shearson Equity Funds.


     There are no family relationships among any of the directors, nominees for re-election as directors and executive officers of the Company.

     The Board of Directors of the Company held a total of eight meetings during the Company's 1994 fiscal year. Each incumbent director attended 75% or more of the aggregate of the total number of meetings held by the Board of Directors during the period he served as a director and the total number of meetings held by all committees of the Board of Directors on which he served during the period he served.

     The Company's Board of Directors has standing Audit and Compensation Committees. There is no standing Nominating Committee or committee performing similar functions.

     The Audit Committee consists of Leopold Abraham II, Philip G. Barach, William Giovanello, Harvey M. Krueger and Edward M. Stan. The function of the Audit Committee is to review the adequacy of the Company's system of internal controls, to investigate the scope and adequacy of the work of the Company's independent public accountants and to recommend to the Board of Directors a firm of accountants to serve as the Company's independent public accountants. The Audit Committee met three times during the 1994 fiscal year.

     The Compensation Committee consists of Leopold Abraham II, Philip G. Barach, William Giovanello and Harvey M. Krueger. The function of the Compensation Committee is to review and supervise the operation of the Company's compensation plans, to select those eligible employees who may participate in each plan (where selection is required), to prescribe the terms of any stock options granted under the Company's stock option plans and its stock purchase plan and to approve the compensation of the Company's executive officers. The Compensation Committee met five times during the 1994 fiscal year.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Edward M. Stan, who retired as an executive officer and employee of the Company on December 31, 1985, served as a member of the Compensation Committee of the Company's Board of Directors during the 1994 fiscal year until February 15, 1994.

                                   REPORT OF
                           THE COMPENSATION COMMITTEE
                                       OF
               R. G. BARRY CORPORATION ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of non-employee directors. Decisions on compensation of the Company's executive officers generally are made by the Committee, although compensation levels for executive officers other than the Chairman are recommended to the Committee by the Chairman, who has substantially greater knowledge of the contributions made by each such executive officer.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS


     In determining the compensation of the Company's executive officers, the Committee seeks to create a compensation program that links compensation to the Company's operational results, rewards above average corporate performance, recognizes individual contribution and achievement and assists the Company in attracting and retaining outstanding executive officers and other key employees. Executive compensation is set at levels that the Committee, with the advice of the Company's executive compensation consultants, believes to be competitive with the compensation paid by other companies that compete with the Company for executive officers and other key employees having the experience and abilities that are necessary to manage the Company's business. Comparative compensation data is obtained from the Company's executive compensation consultants and may or may not take into account the compensation paid by all of the companies that are included in the index for Media General Industry Group 57--Textiles/Apparel included in the performance graph on page 15.


     There are two primary components to the Company's executive compensation program: annual cash compensation and long-term incentive compensation. Annual cash compensation consists of base salary and an annual incentive bonus program that is linked directly to the Company's financial performance. The long-term incentive compensation program primarily consists of stock options.

1994 CASH COMPENSATION


     The base salaries of the Company's executive officers, other than its Chairman, were increased by the Committee at a meeting held in May, 1994. The increases were made retroactive to January 1, 1994. Mr. Ostrander's annual base salary was increased from $210,000 to $235,000; Mr. Galvis' annual base salary was increased from $165,000 to $190,000; Mr. Burrell's annual base salary was increased from $141,500 to $151,500; and Mr. Viren's annual base salary was increased from $125,000 to $135,000. These decisions were made based upon the recommendations of the Company's Chairman. Mr. Zacks' recommendations regarding increases in base salary for the Company's executive officers were based on three primary considerations: (1) the criticality to the Company of the executive officer's job function, (2) the individual's performance in the position; and (3) the individual's potential to make a strong contribution to the Company. Before making his recommendations, the Company's Chairman consulted with an executive compensation consulting firm and an executive recruiting firm to determine competitive compensation levels in each of the Company's senior management positions. The information provided by these firms was furnished to the Committee.

     Since 1989, the Company has provided to its executive officers and other members of management an annual incentive bonus program (the "Incentive Program"). Annual bonus awards are based on the extent to which the Company achieves or exceeds specified annual planned profit goals. The Board of Directors meets at the beginning of each year to establish the Company's target profit goal (defined as profit before such items as taxes, payments under the Incentive Program and charitable contributions) for the year. The Committee then determines the amount of the target award opportunity (the potential bonus) that is payable by the Company under the Incentive Program for such year at specified levels of attainment of the profit goal. For example, the Committee might determine that an employee will receive 50% of his maximum award opportunity if the Company achieves 100% of the profit goal and 75% of his maximum award opportunity if the Company achieves 120% of the profit goal. The Committee's recommendation with respect to bonuses payable under the Incentive Program at specified threshold levels of profit are submitted to the full Board for final approval.

     Each participant in the Incentive Program is assigned a target award opportunity (stated as a percentage of his base salary) that can be achieved by such participant for the year. This percentage is based upon the participant's position and responsibilities and the area of the Company's operations in which the participant serves, with a greater percentage being assigned to those participants who make a larger impact on corporate profits. The target award opportunities for the Company's executive officers are set by the Committee; the target award opportunities for other participants in the Incentive Program are assigned by senior management. A participant is not entitled to receive a bonus unless an acceptable year-end performance evaluation (as determined under the Company's performance evaluation guidelines) has been received from the person to whom such participant reports. Since the Company did not meet the target profit goal established for 1994, none of the participants in the Incentive Program received a bonus under that Program.

MR. ZACKS' 1994 COMPENSATION


     Mr. Zacks and the Company entered into a four-year Employment Agreement (the "Employment Agreement") on July 1, 1994, under which Mr. Zacks is entitled to receive a minimum annual salary of $450,000 plus certain other benefits. The Employment Agreement also provides that during the employment term, Mr. Zacks will be entitled to participate in the Incentive Program at a maximum level equal to 75% of his annual base salary, the specific level of participation to be determined annually by the Committee. See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS--Employment Contracts and Termination of Employment and Change-in-Control Arrangements" at page 13.


     Mr. Zacks' base salary in 1994 of $450,000 reflected an increase of $50,000 from his 1993 base salary. This increase became effective July 1, 1994, the date of the Employment Agreement. In authorizing the Employment Agreement, the Committee determined, based upon advice from a nationally-recognized executive compensation consulting firm, that the increased base salary provided for in the Employment Agreement was comparable to base salary levels of chief executive officers of comparable companies. The comparative compensation data was compiled and provided by the executive compensation consulting firm, and may or may not have included the companies included in the Performance Graph on page 15. The base salary of Mr. Zacks is not intended to be tied to the Company's performance from year to year. Because the Employment Agreement requires that the Company pay to Mr. Zacks a minimum annual base salary, the Committee will not have the ability to reduce the base salary below such minimum to reflect the Company's performance. Although the Committee will have the ability to increase Mr. Zacks' base salary above the minimum stated level to reflect corporate performance, no decision has been made to do so nor has the Committee established any policy with respect to the circumstances under which it would consider an increase in Mr. Zacks' base salary.

     Mr. Zacks received no bonus under the Company's Incentive Program for 1994. Mr. Zacks' target award opportunity for 1994 had been 75% of his base salary, which was established by the Committee in May of

1994. The target profit goal of the Company for 1994, established by the Committee and the Board in early 1994, was not achieved and, as a result, no employee participating in the Incentive Program, including Mr. Zacks, received his or her target award opportunity. Depending on the profitability of the Company for 1994, Mr. Zacks could have received under the Incentive Program a bonus for 1994 of zero or a bonus as high as 75% of his base salary. In other words, Mr. Zacks' 1994 bonus was tied directly to the profitability of the Company in 1994.

     Mr. Zacks' target award opportunity under the Incentive Program for 1994 of 75% of his base salary was determined by the Committee based upon advice of the Company's executive compensation consulting firm regarding the range of performance-based compensation that is provided to chief executive officers of comparable companies.

STOCK-BASED COMPENSATION PLANS

     The Company's long-term compensation program consists primarily of options granted under the Company's employee stock option plans. Awards of options are designed to provide appropriate incentive to employees to continue growth in shareholder value and to assist in the hiring and retention of key employees. In 1994, the Committee granted to 52 key employees, including the executive officers named in the Summary Compensation Table, stock options to purchase an aggregate of 293,446 common shares (adjusted for the 4-for-3 share split distributed on June 22, 1994 to shareholders of record on June 1, 1994). These options consisted of both incentive and nonqualified stock options. With the exception of an incentive stock option granted to Mr. Zacks, all stock options were granted with exercise prices equal to the market value of the Company's common shares on the dates of grant. Mr. Zacks received an incentive stock option to purchase 18,298 common shares with an exercise price equal to 110% of the market value of the Company's common shares on the date of grant. Mr. Zacks also received a nonqualified stock option to purchase 41,701 common shares with an exercise price equal to the market value on the date of grant. If there is no appreciation in the market value of the Company's common shares, the options are valueless. The Committee granted the options based on its subjective determination of the relative current and future contribution each prospective optionee has or may make to the long-term welfare of the Company.

ADDITIONAL COMPENSATION PLANS

     At various times in the past, the Company has adopted certain broad-based employee benefit plans in which the Company's executive officers are permitted to participate on the same terms as non-executive officer employees who meet applicable eligibility criteria, subject to legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. Benefits under these plans are not tied to performance.

                    SUBMITTED BY THE COMPENSATION COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS

LEOPOLD ABRAHAM II                                              PHILIP G. BARACH
WILLIAM GIOVANELLO                                             HARVEY M. KRUEGER

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ended December 31, 1994, January 1, 1994 and January 2, 1993, cash compensation paid by the Company, as well as certain other compensation paid or earned for those years, to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM COMPENSATION
                                                                                   ------------------------------------------
                                                                                              AWARDS
                                                                                   ----------------------------      PAYOUTS
                                                 ANNUAL COMPENSATION                                SECURITIES      ---------
                                        --------------------------------------      RESTRICTED      UNDERLYING        LTIP
         NAME AND              FISCAL    SALARY                   OTHER ANNUAL     STOCK AWARDS      OPTIONS/        PAYOUTS
    PRINCIPAL POSITION         YEAR       ($)        BONUS($)     COMPENSATION($)      ($)          SARS(#)(1)         ($)
- ---------------------------    ----     --------     --------     ------------     ------------     -----------     ---------
Gordon Zacks:                  1994     $450,000     $      0       $ 41,130(2)(4)      $0(5)          59,999        $     0
 Chairman of the Board,        1993     $400,000     $103,200       $ 33,422(2)(3)(6)   $0             33,333        $     0
 Chief Executive Officer       1992     $400,000     $      0       $ 30,777(2)(3)(7)   $0                  0        $     0
 and President
Charles E. Ostrander:          1994     $235,000     $      0       $ 10,162(2)(3)      $0             33,332        $     0
 Executive Vice President--    1993     $210,000     $ 43,344       $  4,922(2)(6)      $0             16,666        $     0
 Sales & Marketing             1992     $210,000     $ 49,056       $  5,724(2)(7)      $0                  0        $     0
Christian Galvis:              1994     $190,000     $      0       $  8,022(3)         $0             33,333        $     0
 Executive Vice President--    1993     $158,596     $ 30,960       $  9,774(2)(6)      $0             16,666        $     0
 Operations                    1992     $150,000     $ 65,040       $ 11,106(2)(7)      $0                  0        $     0
Richard L. Burrell:            1994     $151,500     $      0       $ 18,393(2)(3)      $0             13,333        $ 7,200
 Senior Vice President--       1993     $141,512     $ 21,904       $ 14,026(2)(6)      $0             13,333        $ 7,800
 Finance, Treasurer and        1992     $141,500     $ 24,791       $ 16,214(2)(7)      $0                  0        $ 2,880
 Secretary
Daniel D. Viren:               1994     $135,000     $      0       $ 11,124(2)(3)      $0             13,333        $     0
 Senior Vice President--       1993     $120,731     $ 17,802       $ 10,915(2)(6)      $0             13,333        $     0
 Administration                1992     $113,731     $ 18,396       $ 11,166(2)(7)      $0                  0        $     0

- ---------------

(1) Reflects adjustments for 4-for-3 share split distributed on June 22, 1994 to shareholders of record on June 1, 1994.

(2) "Other Annual Compensation" for (a) each of 1994, 1993 and 1992 includes premium payments in the amounts of $19,088, $4,182 and $6,165 on behalf of Messrs. Zacks, Ostrander and Galvis, respectively and (b) for 1994 and for each of 1993 and 1992, respectively, premium payments in the amounts of $9,543 and $9,544 on behalf of Mr. Burrell and premium payments in the amounts of $4,536 and $4,537 on behalf of Mr. Viren, in each case to continue life insurance policies which provide for a level of death benefits not available under the Company's standard group life insurance program.

(3) "Other Annual Compensation" for 1994 also includes the amounts of $14,027, $5,980, $1,857, $8,850 and $6,588 reflecting either the amount of income deemed, under applicable federal income tax regulations, to have been received, as a result of each of their personal use of cars provided by the Company, by, or the car allowance provided to, Messrs. Zacks, Ostrander, Galvis, Burrell and Viren, respectively.

(4) "Other Annual Compensation" for Mr. Zacks includes: (a) payments of $3,512, $4,432 and $3,998 made during 1994, 1993 and 1992, respectively, to cover Mr. Zacks' portion of the insurance premiums on a life insurance policy in the face amount of $1,310,000 on the life of Mr. Zacks; (b) payments of $2,103, $2,183, and $1,969 made during 1994, 1993 and 1992, respectively, to cover Mr. Zacks' estimated tax liability with respect to such premium payments; and (c) a travel allowance of $2,400 provided to Mr. Zacks in each of 1994, 1993 and 1992.

(5) As of the last day of the 1994 fiscal year, Mr. Zacks held 40,000 "restricted" common shares (as adjusted for the 4-for-3 share split distributed on June 22, 1994 to shareholders of record on June 1, 1994). On March 1, 1995, restrictions lapsed with respect to all of these "restricted" common shares. See "EXECUTIVE COMPENSATION -- Employment Contracts and Termination of Employment and Change-in-Control Arrangements." On December 31, 1994, the market price of the 40,000 "restricted" common shares held by Mr. Zacks on that date less the amount paid by Mr. Zacks for such common shares was $445,000.

(6) "Other Annual Compensation" for 1993 includes the amounts of $5,319, $740, $3,609, $4,482 and $6,378 reflecting the amount of income deemed, under applicable federal income tax regulations, to have been received by Messrs. Zacks, Ostrander, Galvis, Burrell and Viren, respectively, as a result of each of their personal use of cars provided by the Company.

(7) "Other Annual Compensation" for 1992 includes the amounts of $3,322, $1,542, $4,941, $6,670 and $6,629 reflecting the amount of income deemed, under applicable federal income tax regulations, to have been received by Messrs. Zacks, Ostrander, Galvis, Burrell and Viren, respectively, as a result of each of their personal use of cars provided by the Company.

GRANTS OF OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table sets forth information concerning individual grants of options made under the R. G. Barry Corporation 1988 Stock Option Plan (the "1988 Plan") and the R. G. Barry Corporation 1994 Stock Option Plan (the "1994 Plan") during the 1994 fiscal year to each of the named executive officers. No stock appreciation rights were granted during the 1994 fiscal year.


                                                                                                POTENTIAL
                                                                                           REALIZABLE VALUE AT
                                                                                          ASSUMED ANNUAL RATES
                                                                                                   OF
                         NUMBER OF          % OF TOTAL                                         STOCK PRICE
                        SECURITIES            OPTIONS                                         APPRECIATION
                        UNDERLYING          GRANTED TO                                     FOR OPTION TERM (2)
                          OPTIONS            EMPLOYEES         EXERCISE       EXPIRATION  ---------------------
         NAME          GRANTED(#)(1)      IN FISCAL YEAR      PRICE($/SH)(1)    DATE         5%          10%
- -------------------------------------     ---------------     -----------     --------    --------     --------
Gordon Zacks..........      18,298(3)            6.2%          $ 15.4687       5/12/99    $ 78,198     $172,825
                           41,701(4)            14.2%          $ 14.0625       5/12/04    $368,766     $934,611
Charles E.                 30,042(5)            10.2%          $ 14.0625       5/12/04    $265,664     $673,307
  Ostrander...........       3,290(6)            1.1%          $ 14.0625       5/12/04    $ 29,094     $ 73,736
Christian Galvis......      27,197(5)            9.3%          $ 14.0625       5/12/04    $240,506     $609,545
                            6,136(6)             2.1%          $ 14.0625       5/12/04    $ 54,261     $137,521
Richard L. Burrell....      13,333(5)            4.5%          $ 14.0625       5/12/04    $117,905     $298,822
Daniel D. Viren.......      13,333(5)            4.5%          $ 14.0625       5/12/04    $117,905     $298,822

- ---------------

(1) Reflects adjustments for 4-for-3 share split distributed on June 22, 1994 to shareholders of record on June 1, 1994.

(2) The amounts reflected in this table represent certain assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation of the common shares of the Company over the term of the options. These amounts have been rounded to the nearest whole dollar.

(3) These options were granted under the 1988 Plan on May 13, 1994, and become exercisable as follows: 4,576 common shares on each of the first and second anniversaries of the grant date, 2,040 common shares on the third such anniversary and 7,106 common shares on the fourth such anniversary; provided, however, that these options becomes fully exercisable in the event of certain defined changes-in-control of the Company or dispositions of its assets or upon the death, disability or retirement of Mr. Zacks.

(4) These options were granted under the 1988 Plan on May 13, 1994, and become exercisable as follows: 10,424 common shares on each of the first and second anniversaries of the grant date, 12,960 common shares on the third such anniversary and 7,893 common shares on the fourth such anniversary; provided, however, that these options become fully exercisable in the event of certain defined changes-in-control of the Company or dispositions of its assets or upon the death, disability or retirement of Mr. Zacks.

(5) These options were granted under the 1994 Plan on May 13, 1994, and become exercisable as follows: (a) for Mr. Ostrander, 5,844 common shares on each of the first, second, third and fourth anniversaries of the grant date and 6,666 common shares on the fifth such anniversary; (b) for Mr. Galvis, 4,421 common shares on each of the first and second anniversaries of the grant date, 5,844 common shares on each of the third and fourth such anniversaries and 6,667 common shares on the fifth such anniversary; and (c) for each of Messrs. Burrell and Viren, 20% of the common shares on each of the first, second, third, fourth and fifth anniversaries of the grant date; provided, however, that each of these options becomes fully exercisable in the event of certain defined changes-in-control of the Company or dispositions of its assets or upon the death, disability or retirement of the executive officer.


(6) These options were granted under the 1994 Plan on May 13, 1994, and become exercisable as follows: (a) for Mr. Ostrander, 822 common shares on each of the first and fourth anniversaries of the grant date and 823 common shares on each of the second and third such anniversaries; and (b) for Mr. Galvis, 2,245 common shares on each of the first and second anniversaries of the grant date and 823 common shares on each of the third and fourth such anniversaries; provided, however, that each of these options becomes fully exercisable in the event of certain defined changes-in-control of the Company or dispositions of its assets or upon the death, disability or retirement of the executive officer.


OPTION AND STOCK APPRECIATION RIGHT EXERCISES AND HOLDINGS

     The following table sets forth certain information with respect to options exercised during the 1994 fiscal year by each of the named executive officers and unexercised stock options and stock appreciation rights held as of the end of the 1994 fiscal year by each of the named executive officers. No stock appreciation rights were exercised during the 1994 fiscal year by such executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                       VALUE REALIZED
                                        (FAIR MARKET       NUMBER OF SECURITIES
                          NUMBER OF        VALUE          UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                         SECURITIES     AT EXERCISE           OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/
                         UNDERLYING         LESS               FY-END(#)(1)           SARS AT FY-END($)(2)(3)
                           OPTIONS        EXERCISE        -----------------------     -----------------------
         NAME          EXERCISED(#)(1)  PRICE)($)(2)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -------------------------------------- --------------     --------     ----------     --------     ----------
Gordon Zacks...........           0            N/A          6,666(4)     86,666(4)    $34,976       $139,919
Charles E. Ostrander...      13,300       $233,025         43,366(4)(5)   46,665(4)(6) $250,225     $ 77,081
Christian Galvis.......           0            N/A         23,333(4)     59,999(4)(6) $181,769      $185,411
Richard L. Burrell.....      24,000       $220,749          9,332(4)(5)   24,000(4)(6) $58,950      $ 61,668
Daniel D. Viren........      21,332       $256,731              0        25,333(4)(6) $     0       $ 70,749

- ---------------

(1) Reflects adjustments for 4-for-3 share split distribution on June 22, 1994 to shareholders of record on June 1, 1994.

(2) Rounded to nearest whole dollar.

(3) "Value of Unexercised In-the-Money Options/SARs at FY-End" is based upon the fair market value of the Company's common shares on December 31, 1994 less the exercise price of in-the-money options and stock appreciation rights at the end of the 1994 fiscal year.

(4) Includes options granted under the 1988 Plan. The 1988 Plan provides that outstanding options that are not fully exercisable will become so in the event of certain defined changes-in-control of the Company or dispositions of its assets.

(5) Includes options granted under the R. G. Barry Corporation 1984 Incentive Stock Option Plan for Key Employees. This plan provides that outstanding options that are not fully exercisable will become so in the event of certain defined changes-in-control of the Company or dispositions of its assets. In addition, options granted under this plan were granted in tandem with limited stock appreciation rights. These limited stock appreciation rights give the holders of the corresponding options the right, in the event of certain defined changes-in-control of the Company or dispositions of its assets, to tender the unexercised options to the Company for a cash payment equal to the product obtained by multiplying the number of common shares covered by the unexercised options times the difference between the option exercise price and the greater of (i) the highest market price for the common shares during the preceding 60 days and (ii) the highest price paid for the common shares by the acquiror in the change-in-control.

(6) Includes options granted under the 1994 Plan. The 1994 Plan provides that outstanding options that are not fully exercisable will become so in the event of certain defined changes-in-control of the Company or dispositions of its assets.

PENSION PLANS

     The Company's Salaried Employees' Pension Plan (the "Plan") provides for the payment of monthly benefits at "normal retirement date" (age 65) based upon 45% of a participant's "Final Average Monthly Compensation" (subject to a limitation imposed by law on the amount of annual compensation upon which benefits may be based) less a designated percentage of the participant's primary Social Security benefits. Benefits under the Plan are reduced by 1/30th for each year of credited service less than 30 years. The Company's Supplemental Retirement Plan (the "Supplemental Plan") provides for the payment of additional monthly retirement benefits based upon 2 1/2% of an eligible participant's "Final Average Monthly Compensation" reduced by 2 1/12th% of his primary Social Security benefits with the difference multiplied by his years of credited service up to a maximum of 24 years, and the resulting product then reduced by his monthly pension payable under the Plan. The benefit to which any employee who was a participant in the Supplemental Plan on December 31, 1988 is entitled will not be less than 60% of such participant's "Final Average Monthly Compensation", reduced by (i) his monthly pension payable under the Plan and
(ii) a designated percentage of his primary Social Security benefits.

     The following table shows the estimated pension benefits payable to a participant in the Plan and the Supplemental Plan (who was a participant in the Supplemental Plan on December 31, 1988), at "normal retirement age" of 65, based on compensation that is covered by the Plan and the Supplemental Plan, years of service with the Company and payment in the form of a lifetime annuity:

                              PENSION PLANS TABLE

               (MINIMUM BENEFIT FOR PERSONS WHO WERE PARTICIPANTS
                 IN THE SUPPLEMENTAL PLAN ON DECEMBER 31, 1988)

   FINAL                      ESTIMATED ANNUAL PENSION BENEFITS
   AVERAGE               BASED ON CREDITED YEARS OF SERVICE INDICATED
   ANNUAL        ------------------------------------------------------------
COMPENSATION        10           15           20           25           30
- ------------     --------     --------     --------     --------     --------
  $125,000       $ 75,000     $ 75,000     $ 75,000     $ 75,000     $ 75,000
   175,000        105,000      105,000      105,000      105,000      105,000
   225,000        135,000      135,000      135,000      135,000      135,000
   275,000        165,000      165,000      165,000      165,000      165,000
   325,000        195,000      195,000      195,000      195,000      195,000
   375,000        225,000      225,000      225,000      225,000      225,000
   425,000        255,000      255,000      255,000      255,000      255,000
   475,000        285,000      285,000      285,000      285,000      285,000

     Annual benefits are shown before deduction of 50% of primary Social Security benefits.


     The following table shows the estimated pension benefits payable to a participant in the Plan and the Supplemental Plan (who became a participant in the Supplemental Plan after December 31, 1988), at "normal retirement age" of 65, based on compensation that is covered by the Plan and the Supplemental Plan, years of service with the Company and payment in the form of a lifetime annuity:


                              PENSION PLANS TABLE

   FINAL                      ESTIMATED ANNUAL PENSION BENEFITS
   AVERAGE               BASED ON CREDITED YEARS OF SERVICE INDICATED
   ANNUAL        ------------------------------------------------------------
COMPENSATION        10           15           20           25           30
- ------------     --------     --------     --------     --------     --------
  $125,000       $ 31,250     $ 46,875     $ 62,500     $ 75,000     $ 75,000
   175,000         43,750       65,625       87,500      105,000      105,000
   225,000         56,250       84,375      112,500      135,000      135,000
   275,000         68,750      103,125      137,500      165,000      165,000
   325,000         81,250      121,875      162,500      195,000      195,000
   375,000         93,750      140,625      187,500      225,000      225,000
   425,000        106,250      159,375      212,500      255,000      255,000
   475,000        118,750      178,125      237,500      285,000      285,000

     Annual benefits are shown before deduction of 20.83% of primary Social Security benefits after 10 years of service, 31.25% after 15 years of service, 41.67% after 20 years of service, 50% after 25 years of service, and 50% after 30 years of service.

     A participant's "Final Average Monthly Compensation" for purposes of the Company's pension plans is the average of the participant's compensation (salary and commissions but excluding cash bonuses and overtime pay) during the five consecutive calendar years of the last twenty years in which such total compensation is highest. The "Final Average Annual Compensation" as of the end of the 1994 fiscal year was $383,905, $200,477, $169,928, $152,529 and $115,256 for Messrs. Zacks, Ostrander, Galvis, Burrell and Viren, respectively. Messrs. Zacks, Ostrander, Galvis, Burrell and Viren have approximately 39, 8, 4, 28 and 6 years, respectively, of credited service under the Plan and the Supplemental Plan. Messrs. Zacks and Burrell were participants in the Supplemental Plan on December 31, 1988, Mr. Ostrander became a participant in the Supplemental Plan effective January 1, 1989, Mr. Viren became a participant in the Supplemental Plan effective January 1, 1990 and Mr. Galvis became a participant in the Supplemental Plan effective January 1, 1992.

DIRECTORS' COMPENSATION

     Each director who is not an employee of the Company receives $17,000 annually for services rendered to the Company as a director except for Messrs. Giovanello and Krueger who receive $22,000 annually for serving as directors. In addition, each director who is not an employee of the Company receives $1,000 for each meeting of the Company's Board of Directors attended. Directors who are also employees of the Company receive no separate compensation for serving as directors.

OTHER COMPENSATION

     In 1952, Mrs. Florence Zacks Melton transferred to the Company the exclusive right to manufacture all slippers created and designed by her. Under the agreement, Mrs. Melton receives 1% of the Company's gross receipts from sales of such products. The agreement terminates five years after the death of Mrs. Melton. During 1994, the Company accrued royalty payments (which were paid in 1995) aggregating $90,294 pursuant to this agreement. Mrs. Melton is the mother of Gordon Zacks.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Gordon Zacks, the Chairman of the Board, President and Chief Executive Officer of the Company, and the Company entered into an Employment Agreement, dated July 1, 1994 (the "Zacks Employment Agreement"), which provides for the employment of Mr. Zacks by the Company as its Chief Executive Officer for a term of four years, automatically renewable for additional, consecutive one-year terms unless the Company or Mr. Zacks gives notice to the other of non-renewal. The Company is obligated to cause Mr. Zacks to be nominated to membership on the Board of Directors. Mr. Zacks is entitled to receive a minimum annual salary of $450,000, subject to increases that from time to time may be granted by the Board of Directors. In addition to his annual salary, Mr. Zacks is entitled to participate in the Company's Incentive Program and to receive certain health and life insurance coverages, pension and retirement benefits and other benefits and perquisites.

     If Mr. Zacks' employment is terminated by the Company without "cause" (as defined in the Zacks Employment Agreement) or by Mr. Zacks for "good reason" (as defined in the Zacks Employment Agreement) prior to a "change of control" (as defined in the Zacks Employment Agreement), he will be entitled to have his base salary continued at the rate in effect immediately prior to the date of termination until the last day of the employment term. In addition, he and his spouse will receive for a period ending on his 65th birthday or his earlier death, all life, medical and dental insurance and other employee benefits to which he and his spouse were entitled immediately prior to the date of termination and compensation for lost benefits under the Company's retirement plans resulting from the early termination of his employment. If Mr. Zacks' employment is terminated by the Company without "cause" or by Mr. Zacks for "good reason" within three years after a "change of control", Mr. Zacks will be entitled to receive a severance payment (subject to reduction if the payment would not be deductible by the Company for federal income tax purposes) equal to three times his base salary at the rate in effect at the date of termination. In addition, he and his spouse will receive for a period ending on his 70th birthday or his earlier death, all life, medical and dental insurance benefits to which he and/or his spouse was entitled immediately prior to the date of termination, he will receive all of his perquisites for a period of three years after the date of termination and he will receive compensation for benefits under the Company's retirement plans that he would have received if he had remained in the Company's employ for the greater of an additional 36 months or the number of months remaining in his employment term. A "change of control" is deemed to have occurred if a third party acquires more than 25% of the total voting power of the Company's outstanding voting securities or as a result of, or in connection with, certain specified business combinations or a contested election, the persons who were directors of the Company immediately before the transaction cease to constitute a majority of the Board of Directors of the Company or any successor to the Company. The Zacks Employment Agreement also provides for the continuation of Mr. Zacks' salary and benefits for a period of time following a permanent and total disability.

     Under an Agreement, dated July 30, 1984, as amended, between the Company and Gordon Zacks (the "1984 Agreement"), the Company issued to Mr. Zacks 300,000 "restricted" common shares (the "Shares") (adjusted to 400,000 Shares as a result of the 4-for-3 share split distributed on June 22, 1994 to shareholders of record on June 1, 1994). On March 1, 1995, restrictions lapsed with respect to the remaining 40,000 Shares subject to restriction. The Company was obligated to purchase (so long as such repurchase did not violate any existing loan agreement and was permitted by law) from Mr. Zacks, at his request, up to 50% of the Shares with respect to which restrictions had lapsed. On March 1, 1995, Mr. Zacks exercised his right to require the Company to purchase 20,000 of the Shares with respect to which the final restrictions had lapsed at a price of $12.00 per share, the closing price of the Company's common shares on March 1, 1995.

     Under an Agreement dated September 27, 1989, as amended, the Company agreed, upon the death of Mr. Zacks, to purchase from the estate of Mr. Zacks, at the estate's election, up to $4 million of the common shares of the Company held by Mr. Zacks at the time of his death. The common shares would be purchased at their fair market value at the time the estate of Gordon Zacks exercises its put right. The estate's put right would expire after the second anniversary of the death of Mr. Zacks. The Company agreed to fund its potential obligation to purchase such common shares by purchasing and maintaining during Mr. Zacks' lifetime one or more policies of life insurance on the life of Mr. Zacks. In addition, Mr. Zacks agreed that, for a period of 24 months following his death, the Company will have a right of first refusal to purchase any common shares of the Company owned by Mr. Zacks at his death if his estate elects to sell such common shares. The Company would have the right to purchase such common shares on the same terms and conditions as the estate proposes to sell such common shares.

     Christian Galvis, the Executive Vice President - Operations of the Company, and the Company entered into an Employment Agreement, dated July 1, 1994 (the "Galvis Employment Agreement"), which provides for the employment of Mr. Galvis by the Company as its Executive Vice President-Operations for a term of three years. Mr. Galvis is entitled to receive a minimum annual salary of $190,000, subject to increases that from time to time may be granted by the Board of Directors. In addition to his annual salary, Mr. Galvis is entitled to participate in the Company's Incentive Program and to receive certain health and life insurance coverages, pension and retirement benefits and other benefits and perquisites. If Mr. Galvis' employment is terminated by the Company without "cause" (as defined in the Galvis Employment Agreement) or by Mr. Galvis for "good reason" (as defined in the Galvis Employment Agreement), he will be entitled to receive a severance payment equal to the total compensation (including bonus) paid to or accrued for the benefit of Mr. Galvis by the Company for services rendered during the 12-month period immediately preceding the date of termination. The Galvis Employment Agreement also provides for the continuation of Mr. Galvis' salary for a period of time following a permanent and total disability.

     Richard L. Burrell, the Senior Vice President -- Finance, Treasurer and Secretary of the Company, and Daniel D. Viren, the Senior Vice President -- Administration of the Company, each entered into an Agreement, dated July 1, 1994 (the "Severance Agreement"), which provides that if the named executive officer's employment is terminated by the Company without "cause" (as defined in the Severance Agreement) or by the named executive officer for "good reason" (as defined in the Severance Agreement) within 36 months following a "change in control" (as defined in the Severance Agreement), he will be entitled to receive a severance payment equal to the greater of (1) the total compensation (including bonus) paid to or accrued for the benefit of the named executive officer by the Company for services rendered during the calendar year ending prior to the date on which the "change in control" occurred or (2) the total compensation (including bonus) paid to or accrued for the benefit of the named executive officer by the Company for services rendered during the 12-month period immediately preceding the date of termination of employment. Prior to a "change in control", each Severance Agreement will terminate immediately if the named executive officer's employment with the Company is terminated for any reason. Each Severance Agreement provides for a term of three years unless earlier terminated pursuant to its terms.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the Company's cumulative total shareholder return on its common shares with an index for shares listed on the American Stock Exchange and an index for Media General Industry Group 57 -- Textiles/Apparel ("Apparel Industry"), for the five-year period ended December 31, 1994.

                       COMPARISON OF FIVE-YEAR CUMULATIVE
                  TOTAL RETURN AMONG R. G. BARRY CORPORATION,
                     AMEX MARKET INDEX AND APPAREL INDUSTRY

      MEASUREMENT PERIOD          AMEX MARKET     APPAREL IN-     R. G. BARRY
    (FISCAL YEAR COVERED)            INDEX          DUSTRY        CORPORATION
1989                                   $   100         $   100         $   100
1990                                     84.80           89.10           31.40
1991                                    104.45          137.47           32.56
1992                                    105.88          159.51           68.61
1993                                    125.79          154.43          141.86
1994                                    111.12          141.96          137.98

                PROPOSED AMENDMENT OF ARTICLES OF INCORPORATION
                         TO INCREASE AUTHORIZED NUMBER
                                OF COMMON SHARES

                               (Item 2 on Proxy)

     The Articles of Incorporation of the Company presently authorize 12,500,000 shares, of which 7,500,000 are common shares, $1.00 par value, 4,000,000 are Class A Preferred Shares, $1.00 par value, and 1,000,000 are Class B Preferred Shares, $1.00 par value. The Company's Board of Directors unanimously adopted a resolution proposing and declaring it advisable that Paragraph I of Article FOURTH of the Company's Articles of Incorporation be amended in order to increase the authorized number of shares of the Company to 20,000,000 shares, of which 15,000,000 will be common shares, $1.00 par value ("Common Shares"), 4,000,000 will be Class A Preferred Shares, $1.00 par value, and 1,000,000 will be Class B Preferred Shares,

$1.00 par value, and recommending to the shareholders of the Company the approval of the proposed amendment. Thus, the only class of shares which will be increased in authorized number will be the Common Shares. Of the Company's presently authorized 7,500,000 Common Shares, as of December 31, 1994, 5,542,581 were outstanding, an aggregate of 811,518 were reserved for issuance under the Company's existing stock option plans, 165,093 were reserved for issuance under the Company's existing stock purchase plan, 266,667 were reserved for issuance under the R. G. Barry Employee Stock Ownership Plan and 714,141 were available for issuance. In 1988, 500,000 shares of Class B Preferred Shares were designated "Series I Junior Participating Class B Preferred Shares" and were reserved for issuance pursuant to a Rights Agreement, dated as of February 19, 1988 (the "Rights Agreement"), between the Company and The Huntington National Bank, as Rights Agent.

     The Board of Directors believes that it is desirable and in the best interests of the Company and its shareholders to increase the number of Common Shares that the Company is authorized to issue in order to ensure that the Company will have a sufficient number of authorized Common Shares available in the future to provide it with the desired flexibility to meet its business needs. If this proposal is approved by the shareholders, the additional Common Shares could be available for a variety of corporate purposes, including, for example, the declaration and payment of share dividends to the Company's shareholders; share splits; use in the financing of expansion or future acquisitions; issuance pursuant to the terms of employee benefit plans; and use in other possible future transactions of a currently undetermined nature.

     If the proposed amendment is adopted, the Company would be permitted to issue the additional authorized Common Shares without further shareholder approval, except to the extent otherwise required by the Company's Articles of Incorporation, by law or by any securities exchange on which the Common Shares may be listed at the time (the Common Shares are currently listed on the American Stock Exchange.) The authorization of additional Common Shares will enable the Company, as the need may arise, to take timely advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with the holding of a special meeting of its shareholders. It is the belief of the Board of Directors that the delay necessary for shareholder approval of a specific issuance could be to the detriment of the Company and its shareholders. The Board of Directors does not intend to issue any Common Shares except on terms which the Board deems to be in the best interests of the Company and its shareholders. Existing shareholders of the Company will have no pre-emptive rights to purchase any Common Shares issued in the future. Depending on the terms thereof, the issuance of the Common Shares may or may not have a dilutive effect on the Company's then-existing shareholders. Other than the Common Shares which may be acquired pursuant to the R. G. Barry Employee Stock Ownership Plan and the Company's existing stock option plans and stock purchase plan, the Company presently has no plans, agreements or understandings to issue any of the newly authorized Common Shares.

     Although the Company has no such present intentions, the proposed increase in the authorized and unissued Common Shares might be considered as having the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of Common Shares, to acquire control of the Company with a view to imposing a merger, sale of all or any part of its assets, or a similar transaction without prior approval of the Company's Board of Directors, since the issuance of new Common Shares, in a public or private sale, merger or similar transaction, could be used to dilute the share ownership of a person or entity seeking to obtain control of the Company. Furthermore, since Article SIXTH of the Company's Articles of Incorporation requires that the removal of a director be approved by the affirmative vote of the holders of at least 80% of the votes entitled to be cast by the holders of all of the outstanding voting shares of the Company, the Board could (within the limits imposed by Ohio law) issue new Common Shares to purchasers who, together with other shareholders of the Company, might block such an 80% vote.


     The Board has no present knowledge of any present or past efforts to gain control of the Company and has not received any indication from any party that such party is interested in acquiring the Company. As of March 15, 1995, the Company's executive officers and directors, together with participants in the ESOP, held approximately 15.4% of the Company's voting power.

     The Company's Articles of Incorporation and Regulations contain other provisions which could potentially make a change of control of the Company more difficult. These provisions include: (a) the classification of the Board of Directors of the Company into three classes of directors so that each director serves for three years, with one class being elected each year; (b) the elimination of cumulative voting in the election of directors; (c) the requirement that holders of shares entitling them to exercise not less than 80% of the voting power of the Company vote in favor of the removal of a director from office; (d) the requirement of the affirmative vote of at least 80% of the outstanding voting shares of the Company, in addition to any other vote required by law or the Company's Articles of Incorporation, as a condition of certain major corporate transactions (e.g., merger or consolidation, sale or other disposition of all or substantially all of the Company's assets, liquidation or dissolution of the Company) with certain holders of stock representing 10% or more of the voting power of the Company unless a majority of the "disinterested" directors approve the transaction or certain price criteria and procedural requirements are satisfied; and (e) certain procedural requirements, including provisions governing the time period for setting special shareholder meetings, record dates and nominating directors, and specifying who may call special shareholder meetings.

     Under the Rights Agreement, each of the Company's shareholders has one and one-third Rights for each outstanding common share held and each newly-issued common share will have issued with it one and one-third Rights. The Rights currently have no value, are represented by the certificates evidencing the common shares and trade only with such common shares. The Rights may only be separated from the common shares and exercised upon the occurrence of a person or group ("Acquiror") acquiring or obtaining beneficial ownership of 25% or more of the then outstanding common shares (a "Triggering Event") or the tenth business day after the commencement or announcement of a tender or exchange offer that would result in ownership of 30% or more of the outstanding common shares. The Rights Agreement provides that, upon the Rights becoming exercisable, shareholders would be entitled to purchase, at the "Exercise Price", one tenth of one share of the Series I Junior Participating Class B Preferred Shares (the "Preferred Shares"). Such fractional share is intended to be the practical equivalent of one common share. In the event of a Triggering Event, the Rights will entitle each holder (except the Acquiror or any affiliate or associate thereof, whose Rights become null and void) to purchase Preferred Shares of the Company having a value equal to twice the Exercise Price. In the event the Company is acquired in a merger or other business combination or a significant portion of its assets are sold, leased, exchanged, or otherwise transferred to an Acquiror, shares of the Acquiror (or shares of the surviving corporation in such acquisition, which could be the Company) may be purchased. The Exercise Price and the number of Preferred Shares or other securities or property issuable upon exercise of a Right are subject to adjustment upon the occurrence of certain events including, for example, a stock dividend or split payable in the Company's common shares or Preferred Shares. The number of Rights may also be adjusted upon the occurrence of certain events including, for example, a reverse stock split. The Rights expire on March 16, 1998, unless earlier redeemed by the Company. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company and thus have an anti-takeover effect.

     THE AFFIRMATIVE VOTE OF THE HOLDERS OF COMMON SHARES ENTITLING THEM TO EXERCISE AT LEAST A MAJORITY OF THE VOTES ENTITLED TO BE CAST IS REQUIRED TO ADOPT THE PROPOSED AMENDMENT TO PARAGRAPH I OF ARTICLE FOURTH OF THE COMPANY'S ARTICLES OF INCORPORATION. If the amendment is approved, it will become effective upon the filing of a Certificate of Amendment to the Company's Articles of Incorporation with the Ohio Secretary of State, which is expected to be accomplished as promptly as practicable after such approval is obtained.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO PARAGRAPH I OF ARTICLE FOURTH OF THE COMPANY'S ARTICLES OF INCORPORATION. UNLESS OTHERWISE DIRECTED, THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE THE COMMON SHARES REPRESENTED BY ALL PROXIES RECEIVED PRIOR TO THE ANNUAL MEETING, AND NOT PROPERLY REVOKED, IN FAVOR OF THE PROPOSED AMENDMENT TO PARAGRAPH I OF ARTICLE FOURTH.

                    RATIFICATION OF SELECTION OF ACCOUNTANTS

                               (Item 3 on Proxy)

     The Board of Directors recommends the ratification of the selection of KPMG Peat Marwick LLP as the independent public accountants for the Company for 1995. That firm, together with its predecessor Peat, Marwick, Mitchell & Co., have served as independent public accountants for the Company since 1966 and are serving as the Company's independent public accountants for the current year.


     Unless otherwise directed, the persons named in the enclosed proxy will vote the common shares represented by all proxies received prior to the Annual Meeting, and not revoked, in favor of the proposal to ratify the selection of KPMG Peat Marwick LLP as the independent public accountants for the Company for 1995.



     The Board of Directors expects that representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                           SHAREHOLDER PROPOSALS FOR
                              1996 ANNUAL MEETING

     Any qualified shareholder who desires to present a proposal for consideration at the 1996 Annual Meeting of Shareholders must submit the proposal in writing to the Company. If the proposal is received by the Company on or before December 6, 1995, and otherwise meets the requirements of applicable state and federal law, it will be included in the proxy statement and form of proxy of the Company relating to its 1996 Annual Meeting of Shareholders.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action by the shareholders at the 1995 Annual Meeting of Shareholders other than as set forth in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, or at any adjournment or adjournments thereof, it is intended that the persons named in the enclosed proxy may vote the common shares represented by such proxy on such matters in accordance with their best judgment in light of the conditions then prevailing.

     It is important that proxies be completed and returned promptly; therefore, shareholders who do not expect to attend the Annual Meeting in person are urged to fill in, sign and return the enclosed proxy in the self-addressed envelope furnished herewith.
                                          By Order of the Board of Directors,


                                          /s/ Gordon Zacks


                                          Gordon Zacks,
                                          Chairman of the Board, President
                                            and Chief Executive Officer


April 5, 1995

                            R. G. BARRY CORPORATION
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 10, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    The undersigned holder(s) of common shares of R. G. Barry Corporation (the "Company") hereby constitutes and appoints Gordon Zacks and Richard L. Burrell, or either of them, the Proxy or Proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 10, 1995, at the Company's executive offices, 13405 Yarmouth Road, N.W., Pickerington, Ohio, at 2:30 P.M., local time, and any adjournment or adjournments thereof, and to vote all of the common shares which the undersigned is entitled to vote at such Annual Meeting or at any adjournment or adjournments thereof:

1. To elect three directors to serve for terms of three years each.

/ / FOR election as directors of the Company of all of the nominees listed below
    (except as marked to the contrary below).*

/ / WITHHOLD AUTHORITY to vote for all of the nominees listed below.

            Philip G. Barach     Richard L. Burrell     Edward M. Stan

*(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

2. To approve the proposed amendment to Paragraph I of Article FOURTH of the Company's Articles of Incorporation to increase the authorized number of common shares, $1.00 par value, of the Company from 7,500,000 to 15,000,000 common shares.

                   / / FOR        / / AGAINST        / / ABSTAIN

3. To ratify the selection of KPMG Peat Marwick LLP as independent public accountants for the Company for 1995.

                   / / FOR        / / AGAINST        / / ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.
          (Continued, and to be executed and dated on the reverse side.)

                           (Continued from other side.)

    WHERE A CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY AND FOR PROPOSAL NOS. 2 AND 3. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

    All proxies previously given or executed
by the undersigned are hereby revoked.
                                                Dated ____________________, 1995
The undersigned acknowledges receipt of the
accompanying Notice of Annual Meeting of        ________________________________
Shareholders and Proxy Statement for the May    Signature of Shareholder(s)
10, 1995 meeting and Annual Report to
Shareholders for the fiscal year ended          ________________________________
December 31, 1994.                              Signature of Shareholder(s)
                                                Please sign exactly as your name
                                                appears hereon. When common
                                                shares are registered in two
                                                names, both shareholders should
                                                sign. When signing as attorney,
                                                executor, administrator,
                                                guardian or trustee, please give
                                                full title as such. If
                                                shareholder is a corporation,
                                                please sign in full corporate
                                                name by President or other
                                                authorized officer. If
                                                shareholder is a partnership,
                                                please sign in partnership name
                                                by authorized person. (Please
                                                note any change of address on
                                                this proxy.)

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF R. G. BARRY
                                  CORPORATION.
 PLEASE FILL IN, SIGN, DATE AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.

                                   Proxy Card